UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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SmartFinancial, Inc.
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5401 Kingston Pike, Suite 600
Knoxville, Tennessee 37919
April 17, 2020
Dear Shareholder:
You are cordially invited to attend the annual meeting of shareholders (the “Annual Meeting”) of SmartFinancial, Inc. (the “Company”), which will be held at the SmartBank main office, 2430 Teaster Lane, Suite 205, Pigeon Forge, Tennessee 37863, on Thursday, May 28, 2020, at 3:00 p.m., Eastern Daylight Time.
We intend to hold the Annual Meeting in person. However, we are actively monitoring the coronavirus (COVID-19) outbreak; we are sensitive to the public health and travel concerns our stockholders may have and the protocols and restrictions that federal, state, and local governments have imposed. In the event it is not possible or advisable to hold the Annual Meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication. Please monitor our website at www.smartfinancialinc.com for updated information. If you are planning to attend our meeting, please check the website one week prior to the meeting date. As always, we encourage you to vote your shares prior to the Annual Meeting.
At the meeting, you will be asked to vote on proposals to (i) elect as directors the 11 nominees named in the accompanying proxy materials; (ii) ratify the appointment of our independent registered public accounting firm for our fiscal year ending December 31, 2020; and (iii) consider other business as may properly come before the annual meeting or any adjournment of the meeting.
Pursuant to the Securities and Exchange Commission’s “notice and access” rules, we have elected to provide access to our proxy materials over the Internet. Accordingly, we will mail, on or about April 17, 2020, a Notice of Internet Availability of Proxy Materials (“Notice”) to our shareholders of record and beneficial owners as of the close of business on March 30, 2020, the record date for the meeting. On the date of mailing of the Notice, all shareholders and beneficial owners will have the ability to access all of the proxy materials on our website at www.smartfinancialinc.com.
The Notice will also identify (i) the date, time, and location of the annual meeting; (ii) the proposals to be acted upon at the annual meeting and the recommendation of our Board of Directors with regard to each proposal; (iii) a toll-free telephone number, an email address, and a website where shareholders can request a paper or e-mail copy of the proxy statement and a form of proxy relating to the annual meeting; (iv) information about how to access and vote using the form of proxy; and (v) information about how to obtain directions to attend the annual meeting and vote in person. These proxy materials will be available free of charge.
Your vote is important. We encourage you to access and read the proxy materials. If you attend the annual meeting, you may vote in person even if you previously voted by proxy. Whether you expect to be present at the annual meeting, please vote and submit your proxy as soon as possible as the accompanying proxy materials instruct. Promptly voting will help ensure that the greatest number of shareholders of the Company are present whether in person or by proxy.
Thank you for your interest and support.
Sincerely,

William Y. Carroll, Jr. President and Chief Executive Officer	Wesley M. (Miller) Welborn Chairman

Important Notice Regarding the Availability of Proxy Materials
In accordance with rules and regulations of the U.S. Securities and Exchange Commission (“SEC”), instead of mailing a printed copy of the proxy materials to each shareholder of record or beneficial owner, we are furnishing proxy materials, which include this proxy statement, to our shareholders over the Internet. If you want to receive a paper or e-mail copy of these documents or documents for all future shareholder meetings, you must request one. There is no charge to you for requesting a copy. Please make your request by contacting Frank Hughes by phone at (423) 385-3009 or email at frank.hughes@smartbank.com on or before May 14, 2020 to facilitate timely delivery. You will not otherwise receive a paper or e-mail copy of these documents.
We have mailed a Notice of Internet Availability of Proxy Materials (“Notice”) to you, which will instruct you as to how you may access and review all of the important information contained in the proxy materials. The Notice also instructs you as to how you may submit your proxy over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions in the Notice for requesting such materials.
The Notice will be available to shareholders on or about April 17, 2020.

SMARTFINANCIAL, INC.
5401 Kingston Pike, Suite 600
Knoxville, Tennessee 37919
April 17, 2020
PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 28, 2020
General
Our Board of Directors has made this proxy statement and accompanying proxy card available to you on the Internet or, upon your request, has delivered such materials to you in printed form in connection with its solicitation of proxies for use at the 2020 Annual Meeting of our shareholders (the “Annual Meeting”) to be held at 3:00 p.m., Eastern Daylight Time, on Thursday, May 28, 2020, at the SmartBank main office, 2430 Teaster Lane, Suite 205, Pigeon Forge, Tennessee 37863. The Board is soliciting proxies for the purposes set forth in the Notice of Internet Availability of Proxy Materials that we mailed to you on or about April 17, 2020 (the “Notice”).
We intend to hold the Annual Meeting in person. However, we are actively monitoring the coronavirus (COVID-19) outbreak; we are sensitive to the public health and travel concerns our stockholders may have and the protocols and restrictions that federal, state, and local governments have imposed. In the event it is not possible or advisable to hold the Annual Meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication. Please monitor our website at www.smartfinancialinc.com for updated information. If you are planning to attend our meeting, please check the website one week prior to the meeting date.
The purposes of the Annual Meeting are:
(i)	to elect as directors the 11 nominees named in these proxy materials (“Proposal Number One”);
(ii)	to ratify the appointment of our independent registered public accounting firm for our fiscal year ending December 31, 2020 (“Proposal Number Two”); and
(iii)	to consider other business as may properly come before the Annual Meeting or any adjournment of the meeting.
This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. We encourage you to read it carefully. We are distributing this proxy statement on or about April 17, 2020. In this proxy statement, the terms “we,” “our,” “ours,” “us,” “SmartFinancial” and the “Company” refer to SmartFinancial, Inc. The term “SmartBank” refers to our wholly owned bank subsidiary, which is a Tennessee banking corporation. The terms “Board” and “Board of Directors” refer to the Board of Directors of SmartFinancial.
We do not know of any business that will be presented for consideration at the Annual Meeting other than the matters described above and in this proxy statement. This proxy statement is dated April 17, 2020, and is being mailed or otherwise made available to the shareholders of SmartFinancial on or about April 17, 2020, along with the form of proxy.
Voting information
The Board set March 30, 2020 as the record date for the Annual Meeting. Holders of shares of our common stock at the close of business on the record date are entitled to attend the Annual Meeting and vote on the proposals brought forth during the Annual Meeting. Each share of our common stock is entitled to one vote. Shareholders do not have cumulative voting rights. There were 15,226,514 shares of common stock outstanding on the record date (inclusive of 63,900 unvested shares of restricted stock having voting rights). The presence of holders of a majority of the outstanding shares of our common stock entitled to vote at the Annual Meeting will constitute a quorum. We will count abstentions and broker non-votes, which are described below, in determining the number of shares present at the Annual Meeting for the purposes of determining the presence of a quorum.
Many of our shareholders hold their shares through a bank, broker, or other nominee rather than directly in their own name. If you hold our shares in “street name” through a bank, broker, or other nominee, you are considered to be the beneficial owner of those shares held in street name, and your bank, broker, or other nominee, who is considered the shareholder of record with respect to those shares, is forwarding these materials to you. As the beneficial owner of shares held in street name, you have the right to direct your bank, broker, or other nominee how to vote. As the beneficial owner of shares held in street name, you are also invited to attend the Annual Meeting. However, since your bank, broker, or other nominee, and not you, is the shareholder of record, you may not vote shares held in street name in person at the Annual Meeting unless you obtain a signed “legal proxy” from your bank, broker, or other nominee giving you the right to vote the shares. Your bank, broker, or other nominee has enclosed or provided with this proxy statement a voting instruction card for you to use to direct your bank, broker, or other nominee how to vote your shares.
If a share is represented for any purpose at the Annual Meeting by the presence of the registered owner of that share or a person holding a valid proxy for the registered owner of that share, it is deemed to be present for the purpose of establishing a quorum. Therefore, valid proxies which are marked “Abstain” or “Withhold” or as to which no vote is marked, including broker non-votes (which are described below), will be included in determining the number of votes present or represented at the Annual Meeting. When you sign the proxy card or submit your vote via the Internet or by telephone, you appoint William (“Billy”) Y. Carroll, Jr. and Wesley M. (“Miller”) Welborn as your representatives at the Annual Meeting. Mr. Carroll, Jr. and Mr. Welborn will vote your proxy as you have instructed them on the proxy card. If you submit a proxy but do not specify how you would like it to be voted, Mr. Carroll, Jr. and Mr. Welborn will vote your proxy for the election to the Board of Directors of the 11 nominees listed below under “Proposal Number One: Election of Directors,” and for the ratification of the appointment of our independent registered public accounting firm for the year ending December 31, 2020. We are not aware of any other matters to be considered at the Annual Meeting. However, if any other matters come before the Annual Meeting, Mr. Carroll, Jr. and Mr. Welborn will vote your proxy on such matters in accordance with their judgment.
Broker non-votes
A broker non-vote occurs when a bank, broker, or other nominee submits a proxy card with respect to shares it holds in a fiduciary capacity (typically referred to as being held in “street name”) but declines to vote on a particular matter because the bank, broker, or other nominee has not received voting instructions from the beneficial owner. Under the rules that govern banks, brokers, or nominees who are voting with respect to shares held in street name, banks, brokers, or nominees have the discretion to vote such shares on routine matters, but not on non-routine matters. The ratification of independent auditors is a routine matter. The election of directors is a non-routine matter.
Voting and quorum requirements at the Annual Meeting
In order to have a meeting of shareholders, it is necessary that a quorum be present. A quorum will be present if a majority of the shares of issued and outstanding common stock are represented at the Annual Meeting in person or by proxy. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. Abstentions and broker non-votes will not be counted as having voted either for or against a proposal.
Assuming that a quorum is present:
As to any other matter that may be properly brought before the Annual Meeting, your proxy will be voted in the judgment of the proxy holders named in your proxy card deem advisable. As of the date of this proxy statement, our Board does not know of any other matter that is expected to be presented for consideration at the Annual Meeting.
You may revoke your proxy and change your vote at any time before the polls close at the Annual Meeting. If you are the record holder of the shares, you may do this by (a) signing and delivering another proxy with a later date, (b) by voting in person at the Annual Meeting, or (c) by voting again over the Internet or by telephone prior to 6:00 p.m. Eastern Daylight Time on May 27, 2020. If your shares are held by your bank, broker, or other nominee, you should follow the instructions provided by your bank, broker, or other nominee.
Solicitation of proxies
Solicitations of proxies may be made in person or by mail, telephone, or other means. We are paying for the costs of preparing and mailing the proxy materials and of reimbursing brokers and others for their expenses of forwarding copies of the proxy materials to our shareholders. Our directors, officers, and employees may assist in soliciting proxies but will not receive additional compensation for doing so.

Past mergers and acquisitions
Cornerstone Bancshares/Legacy SmartFinancial merger
SmartFinancial was incorporated in 1983 and originally headquartered in Chattanooga, Tennessee. SmartFinancial previously operated under the name Cornerstone Bancshares, Inc. On August 31, 2015, the Company completed its merger with legacy SmartFinancial, Inc. (which we refer to as “Legacy SmartFinancial”), with Cornerstone Bancshares, Inc. continuing as the surviving corporation. Cornerstone Bancshares, Inc. changed its name to “SmartFinancial, Inc.” and relocated its headquarters to Knoxville, Tennessee. We refer to this merger as the “2015 merger.”
Capstone Bancshares merger
On November 1, 2017, SmartFinancial consummated its merger with Capstone Bancshares, Inc., or Capstone, pursuant to an Agreement and Plan of Merger, dated as of May 22, 2017, by and among SmartFinancial, Capstone, SmartBank, and Capstone Bank, an Alabama-chartered commercial bank and wholly owned subsidiary of Capstone. We refer to this merger as the “Capstone merger.” At the effective time of the Capstone merger, Capstone merged with and into SmartFinancial, with SmartFinancial continuing as the surviving corporation. Immediately following the Capstone merger, Capstone Bank merged with and into SmartBank, with SmartBank continuing as the surviving entity.
Tennessee Bancshares merger
On May 1, 2018, SmartFinancial consummated its merger with Tennessee Bancshares, Inc., or Tennessee Bancshares, pursuant to an Agreement and Plan of Merger dated as of December 12, 2017, by and among SmartFinancial, Tennessee Bancshares, and Southern Community Bank, a Tennessee-chartered bank and wholly owned subsidiary of Tennessee Bancshares. We refer to this merger as the “Tennessee Bancshares merger.” At the effective time of the Tennessee Bancshares merger, Tennessee Bancshares merged with and into SmartFinancial, with SmartFinancial continuing as the surviving corporation. Immediately following the Tennessee Bancshares merger, Southern Community Bank merged with and into SmartBank, with SmartBank continuing as the surviving entity.
Foothills Bancorp merger
On November 1, 2018, SmartFinancial consummated its merger with Foothills Bancorp, Inc., or Foothills Bancorp, pursuant to an Agreement and Plan of Merger dated as of June 27, 2018, by and among SmartFinancial, Foothills Bancorp, and Foothills Bank & Trust, a Tennessee-chartered bank and wholly owned subsidiary of Foothills Bancorp. We refer to this merger as the “Foothills merger.” At the effective time of the Foothills merger, Foothills Bancorp merged with and into SmartFinancial, with SmartFinancial continuing as the surviving corporation. Immediately following the Foothills merger, Foothills Bank & Trust merged with and into SmartBank, with SmartBank continuing as the surviving entity.
Progressive Financial merger
On March 1, 2020, SmartFinancial consummated its merger with Progressive Financial Group, Inc., or Progressive, pursuant to an Agreement and Plan of Merger dated as of October 29, 2019, by and between SmartFinancial and Progressive. We refer to this merger as the “Progressive merger.” At the effective time of the Progressive merger, Progressive Financial merged with and into SmartFinancial, with SmartFinancial continuing as the surviving corporation. Immediately following the Progressive merger, Progressive Savings Bank, a Tennessee state-chartered bank and wholly-owned subsidiary of Progressive, merged with and into SmartBank, with SmartBank continuing as the surviving entity.

PROPOSAL NUMBER ONE
ELECTION OF DIRECTORS
Nominees and vote required to elect nominees
The Board of Directors currently has 13 members with all serving one year terms, with the exception of Ottis H. Phillips, Jr., who was appointed to the Board of Directors as of the effective time of the Progressive merger. The Nominating Committee of the Board of Directors has proposed the following 11 individuals to serve as directors until the 2021 annual meeting of shareholders.
Victor L. Barrett
Monique P. Berke
William (“Billy”) Y. Carroll, Jr.
William (“Bill”) Y. Carroll, Sr.
Ted C. Miller
David A. Ogle
Ottis H. Phillips, Jr.
Steven B. Tucker
Wesley M. (“Miller”) Welborn
Keith E. Whaley, O.D.
Geoffrey A. Wolpert
The Board of Directors recommends that you elect the above 11 director nominees. If a quorum is present, the directors will be elected by a plurality of the votes cast at the Annual Meeting. This means that the nominees receiving the highest number of votes will be elected directors. Abstentions, broker non-votes, and the failure to return a signed proxy will have no effect on the outcome of the vote on this matter. If you submit a proxy but do not specify how you would like it to be voted, Mr. Carroll, Jr. and Mr. Welborn will vote your proxy to elect the 11 director nominees. If any of these nominees is unable or fails to accept nomination or election (which we do not anticipate), Mr. Carroll, Jr. and Mr. Welborn will vote instead for a replacement to be recommended by the Board of Directors, unless you specifically instruct otherwise in your proxy.
This Proposal Number One gives you as a shareholder the opportunity to vote for or against the above listed directors through the following resolution:
RESOLVED, that the shareholders of SmartFinancial, Inc. elect the following persons as directors of SmartFinancial, Inc. for a term ending at the annual meeting of shareholders of SmartFinancial, Inc. held in the year 2021, and until their successors are duly elected and qualified: Victor L. Barrett, Monique P. Berke, William (“Billy”) Y. Carroll, Jr., William (“Bill”) Y. Carroll, Sr., Ted C. Miller, David A. Ogle, Ottis H. Phillips, Jr., Steven B. Tucker, Wesley M. (“Miller”) Welborn, Keith E. Whaley, O.D., and Geoffrey A. Wolpert.

Recent adjustments to the size of the Board of Directors
In connection with the Capstone merger, the Board of Directors increased its size to 13 members and appointed Mr. Tucker and Mr. Wicks, former members of the board of directors of Capstone, to serve on the Board of Directors, effective November 1, 2017.
On January 25, 2018, the Board of Directors resolved to decrease the size of the Board of Directors from 13 to 11 members, with such change to be effective at the 2018 annual meeting of SmartFinancial shareholders.
In connection with the Tennessee Bancshares merger, on May 24, 2018, the Board of Directors resolved to increase its size to 12 members and to appoint Mr. Clifton Miller, a former member of the board of directors of Tennessee Bancshares, to serve on the Board of Directors.
In connection with the Progressive Financial merger, on February 27, 2020, the Board of Directors resolved to increase its size from 12 to 13 members effective and to appoint Mr. Ottis H. Phillips, Jr. as a director of SmartFinancial, effective as of the closing of the merger. Mr. Phillips was the former Chairman of the Board, President, and CEO of Progressive Financial and Progressive Savings Bank.
Two of our existing directors, Clifton N. Miller and J. Beau Wicks, will not be standing for re-election at the Annual Meeting. Accordingly, following the Annual Meeting, the size of the Board will be reduced from 13 to 11 directors.

Information about the directors
The following table shows, as of March 30, 2020, for each nominee to the Board of Directors: (1) his or her name; (2) his or her age; (3) how long he or she has been a director of SmartFinancial, Legacy SmartFinancial and/or SmartBank; and (4) his or her position(s) with SmartFinancial or SmartBank, other than as a director, if any.
Nominee	Age	Position(s) with SmartFinancial or SmartBank (other than as Director)	Director Since
Victor L. Barrett	67	N/A	2010
Monique P. Berke	53	N/A	2014
William (“Billy”) Y. Carroll, Jr.	51	President & CEO of SmartFinancial, Inc., and President & CEO of SmartBank	2010
William (“Bill”) Y. Carroll, Sr.	80	Vice Chairman of SmartFinancial, Inc. and SmartBank, and Director of Business Development for SmartBank	2010
Ted C. Miller	77	N/A	2010
David A. Ogle	62	N/A	2010
Ottis H. Phillips, Jr.	68	N/A	2020
Steven B. Tucker	67	N/A	2017
Wesley M. (“Miller”) Welborn	61	Chairman of SmartFinancial, Inc. and SmartBank	2009
Keith E. Whaley, O.D.	49	N/A	2010
Geoffrey A. Wolpert	64	N/A	2010
Set forth below for each director nominee is a discussion of his or her principal occupation and business experience for the past five years. Except as otherwise indicated, each individual has been engaged in his or her present principal occupation for more than five years.
Victor L. Barrett
Victor L. Barrett is a co-founder and current partner of The Track Recreation Center, a family entertainment center business with locations in Pigeon Forge, Tennessee, Destin, Florida, and Gulf Shores, Alabama. Prior to 1984, he worked with various oil-related companies in accounting and finance positions in Houston, Texas.

Qualifications and Experience
Leadership: Through his experience in the energy sector and as a successful business owner, Mr. Barrett has developed strong management, leadership, and financial experience. He also brings extensive knowledge of the East Tennessee business community to SmartFinancial.

Industry & Finance: Mr. Barrett has served in various accounting and finance positions, and he is a licensed certified public accountant and in inactive status.

Civic Involvement: He currently serves on the Gatlinburg Airport Authority Board and the City of Pigeon Ford Industrial Development Board. Mr. Barrett has previously served on the board of the Tennessee Museum of Aviation.

Monique P. Berke
Monique P. Berke currently serves as Vice President of Business Transformation at CBL Properties, a developer and manager of retail shopping properties. Mrs. Berke served as the owner and operator of Berke Coaching & Consulting from 2000 to 2008, providing consulting and coaching services to Fortune 500 companies. She served as the Chief Operating Officer and Vice President for External Affairs at The Ochs Center for Metropolitan Studies from 2009 to 2010. She was the Vice President of Human Resources and Global Services for Unum Group from 2010 to 2012, as well as the Vice President of Investment Operations for the Unum Group from 2012 to 2015.

Qualifications and Experience
Leadership: Mrs. Berke brings strong leadership, business operations, financial services, and human resources knowledge with her role as Vice President at the Unum Group. Her background in consulting and current role in business transformation adds experience to our Board concerning process and change management as well as strategic planning.

Industry & Finance: Mrs. Berke has extensive experience in the financial services industry with specializations in human resources and operational effectiveness.

Civic Involvement: Board service as Director for Siskin Hospital for Physical Rehabilitation, Advisory Committee Member for Latina Professionals of Chattanooga, board service for A Step Ahead Chattanooga and The State Foundation.

William (“Billy”) Y. Carroll, Jr.
William (“Billy”) Y. Carroll, Jr. currently serves as the President and Chief Executive Officer of SmartBank and SmartFinancial. Prior to 2007, his financial industry tenure included various management roles, including the position of Executive Vice President and Chief Financial Officer with Citizens National Bank.

Qualifications and Experience
Leadership: Mr. Carroll, Jr.’s skills in management, leadership, business operations, accounting and finance have successfully positioned SmartBank throughout its diverse markets.

Industry & Finance: With his many years of experience in the banking sector, he has extensive knowledge of the financial industry, including experience leading a publicly traded company.

Civic Involvement: Active in his community, he has served as: a branch director for the Federal Reserve Bank of Atlanta’s Nashville Branch, a member of the Sevierville Planning Commission, a board member for the Great Smokey Mountains Institute at Tremont, president of Sevier County’s University of Tennessee Alumni Chapter, and in various capacities with numerous other local organizations.

William (“Bill”) Y. Carroll, Sr.
William (“Bill”) Y. Carroll, Sr. served as SmartBank and Legacy SmartFinancial’s board Chairman from its inception until 2016. Mr. Carroll, Sr. currently serves as Vice Chairman of both SmartBank’s and SmartFinancial’s boards of directors, and he is the Director of Business Development for SmartBank. He began his banking career in 1963 with Hamilton National Bank. He began serving with Citizens National Bank when it opened in 1973. While there, Mr. Carroll, Sr. moved from Vice President to the roles of President, Chief Executive Officer and Chairman of the Board.

Qualifications and Experience
Leadership: With his expansive banking career, Mr. Carroll, Sr. brings a variety of skills and leadership values to the SmartFinancial organization. His role as President and CEO of Citizens National Bank included leading the senior management team through a period of heavy and successful growth. In his current role with SmartBank, he uses his leadership and management skills to guide the business development team.

Industry & Finance: With considerable strategic insight and management skills built through his 50 years of experience in the financial industry, Mr. Carroll, Sr. brings a wealth of knowledge about the East Tennessee business community to SmartFinancial.

Civic Involvement: Mr. Carroll, Sr. has served the banking industry in a variety of ways, including: past President and board member of the Tennessee Bankers Association, past member of the Federal Home Loan Bank of Cincinnati, and member of the State Advisory Council of the U.S. Small Business Administration. Mr. Carroll, Sr. is the recipient of the Leader in Banking Excellence Award from the Tennessee Bankers Association. He also served as past Chairman of the board of Fort Sanders Medical Center, and is a former member of the University of Tennessee board of trustees.

Ted C. Miller
Ted C. Miller currently serves as the Business Manager and Partner of Dolly Parton Productions, a position he has held since 1986. Mr. Miller is also the Director and Secretary at World Choice Investments, which owns and operates restaurant and entertainment venues in multiple states.

Qualifications and Experience
Leadership: With over 50 years of marketing and strategic planning expertise, Mr. Miller brings unique knowledge and business acumen to the Board of Directors.

Industry & Finance: While serving in the marketing industry, Mr. Miller has developed a deep knowledge of the tourism, recreation, and themed-attractions industry. His prior experience in various business leadership roles further informs his financial industry knowledge and contributes to his ability to lead and execute successful initiatives for impacted growth.

Civic Involvement: Mr. Miller currently serves as the Vice Chairman of the Dollywood Foundation and the Imagination Library.

David A. Ogle
David A. Ogle currently serves as the Lead Independent Director of the Board of Directors. Mr. Ogle was the co-founder and currently serves as President of Five Oaks Development Group. Additionally, he is the founder of Five Oaks/Ogle, Inc., co-founder and President of Oaktenn, Inc., and co-founder and officer of Five Oaks Outlet Centers, Inc. His career also includes owner and operator of six Sevier County, Tennessee hotel, condominiums and resort lodging properties.

Qualifications and Experience
Leadership: With his past experience starting and leading multiple commercial endeavors, Mr. Ogle’s extensive background in finance, management, business operations, and strategic development brings valuable strategic leadership to the SmartFinancial Board of Directors.

Industry & Finance: With a background as a commercial general contractor and real estate broker, Mr. Ogle’s venture with Five Oaks/Ogle, Inc. has included over $100 million in commercial construction since 1990. His partnership with Five Oaks Development Group and Five Oaks Outlet Centers, Inc. includes the commercial development of tourism assets.

Civic Involvement: Highly active in his community, Mr. Ogle is the past Chairman of the Tennessee Real Estate Commission and past Chairman of the board of trustees for Carson Newman College. In December 2010, he was conferred an Honorary Doctorate of Business Administration from Carson Newman College. He has also been recognized by Business Tennessee magazine for his success as a Top Commercial Real Estate Developer. In 2007, he was inducted into the East Tennessee Business Hall of Fame.

Ottis H. Phillips, Jr.
Ottis H. Phillips, Jr. formerly served as President and Chief Executive Officer of Progressive Savings Bank. Prior to Progressive, he served as President of Mid-South Distributing until January 2016, when the company was sold to Cherokee Distributing headquartered in Knoxville, Tennessee.

Qualifications and Experience
Leadership: Mr. Phillips brings extensive knowledge of the Cookeville and Upper Cumberland Plateau region, and has vast experience with business growth strategies, marketing and operations.

Industry & Finance: He joined the board of directors for Progressive Financial Group and Progressive Savings Bank in March 2016 and became its Chairman in January 2018. In addition to his work with Progressive Financial Group, Phillips is the managing partner for Phillips Properties Partnership and Eagle Properties.

Civic Involvement: He has served as a Chairman and an executive board member of the Cookeville/Putnam County Chamber of Commerce and the Tennessee Malt Beverage Association, and he has been a member of the National Distributor Advisory Council for Miller Brewing Company. Mr. Phillips has been actively involved with local youth sports for more than 30 years. He has served as a Vice President of the Cavalier Athletic Association, Chairman of the Convention and Visitors Bureau and Chairman of the local TSSAA steering committee. He is a member of the Tennessee Tech Sports Hall of Fame Selection Committee and Vice Chairman of the Tennessee Tech Football Alumni Committee. He currently serves on the Executive Committee as chair-elect of the Tennessee Tech University Foundation Board. In 2013 he was named the Tennessee Tech Athletics Outstanding Alumnus award winner and in 2018 he was honored by receiving the Outstanding Philanthropy Award from Tennessee Tech University’s Alumni Association.

Steven B. Tucker
Steven B. Tucker is the past President of Barnett Transportation, a liquid bulk transporter headquartered in Tuscaloosa, Alabama. Mr. Tucker is also a Principal in TriCo Resources, a trailer leasing company, as well as BTI Real Estate. He has an extensive background including service as an officer in the United States Army. After his military career, he joined the national accounting firm of Arthur Andersen, and became a certified public accountant. Mr. Tucker has over 20 years of public accounting experience. Prior to his appointment to the SmartFinancial Board, Mr. Tucker was Chairman of the Board of Directors of Capstone Bancshares, Inc. and Capstone Bank.

Qualifications and Experience
Leadership: In addition to his military career, Mr. Tucker's extensive knowledge of the Alabama business community makes him a valuable asset to SmartFinancial's growth strategy. His accounting experience, leadership skills and business acumen also lend insights that are crucial to SmartFinancial's vision.

Industry & Finance: Through his career as CFO and President of Barnett Transportation and his public accounting experience, Mr. Tucker has developed an extensive knowledge of the Alabama business community and the financial industry.

Civic Involvement: Mr. Tucker’s many years of involvement with the Tuscaloosa Children's Hands-On Museum has included the roles of Treasurer and President. He has served on the board of the Alabama Trucking Association Workmen's Compensation Fund, as well as other varied civic organizations.

Wesley M. (“Miller”) Welborn
Wesley M. (“Miller”) Welborn currently serves as Chairman of the board of directors of SmartFinancial and SmartBank. Mr. Welborn’s career has included a variety of ventures, including former Co-Founding Partner of the Lamp Post Group, a Chattanooga, Tennessee-based venture capital incubator, where he served from 2010 to 2015. He also has served for 10 years as President of Welborn & Associates, Inc., a Chattanooga, Tennessee-based transportation consulting firm, and is the former President and Chief Executive Officer of the publicly traded trucking company, Boyd Brothers, Inc. Mr. Welborn also serves as a director of Covenant Transportation Group, Inc. (NASDAQ-CVTI).

Qualifications and Experience
Leadership: Mr. Welborn’s expansive and deep knowledge of the Chattanooga community is not only valuable for entrepreneurial and strategic initiatives, but he also provides experience with public company purchase and sale transactions. He brings experience in leadership and business operations with his past role as President & CEO of Boyd Brothers, Inc.

Industry & Finance: Mr. Welborn’s former partnership with Welborn & Associates, Inc. and his role as President & CEO of Boyd Brothers, Inc. showcase his ability to understand high functioning companies, including the inner-workings of publicly traded companies. His involvement as a co-founding partner of the Lamp Post Group also proves his financial knowledge of strategic capital development.

Civic Involvement: Mr. Welborn also serves on the board of several non-profit organizations.

Keith E. Whaley, O.D.
Keith E. Whaley, O.D. founded Whaley Family Eyecare in Pigeon Forge, Tennessee. He attended the University of Tennessee at Chattanooga and at Knoxville, and earned his Doctor of Optometry from the Southern College of Optometry.

Qualifications and Experience
Leadership: Dr. Whaley brings a considerable amount of knowledge of the Sevier County, Tennessee market, including his own skills in leadership, strategic development and financial experience with founding his own medical practice, and serving in a variety of community roles.

Industry & Finance: Dr. Whaley has past experiences within the Sevier County, Tennessee government system, serving as Mayor of Pigeon Forge, Tennessee from 2007 to 2011. His financial knowledge also includes his current roles as a commissioner on the Sevier County Board of Commissioners, and since 2013 he has served as commissioner of the Sevier County Utility District.

Civic Involvement: Dr. Whaley currently holds memberships in the American Optometric Association, the Tennessee Association of Optometric Physicians (TAOP) and the East Tennessee Society of Optometric Physicians. He served on the TAOP Board of Trustees from 2001 to 2010. He is also a past board member for the Pigeon Forge Rotary Club, where he served as President from 2003 to 2004. He formerly served as President of the Business Network International Sevier County Chapter.

Geoffrey A. Wolpert
Geoffrey A. Wolpert is the owner of The Park Grill and The Peddler restaurants in Gatlinburg, Tennessee. He has had an outstanding career in the hospitality industry with over 40 years of experience. He also has over 20 years’ experience in the financial industry, including positions on the board of directors for both The First National Bank of Gatlinburg and BankFirst, now known as BB&T.

Qualifications and Experience
Leadership: Mr. Wolpert has an extensive knowledge of business operations, and he brings strategic leadership and financial experience to the Board of Directors. His expansive career in the hospitality industry also includes a working knowledge of entrepreneurship.

Industry & Finance: Mr. Wolpert over two decades of serving as a board member for other financial institutions, his knowledge in the financial industry includes bank mergers and growth strategies.

Civic Involvement: Mr. Wolpert was recognized in 2000 as Volunteer of the Year by the Gatlinburg Chamber of Commerce, and received the 2004 Leadership Award from the United Way of Sevier County. He is also the founding President of the Gatlinburg Gateway Foundation. He is a past President for the board of governors for Arrowmont School of Arts & Crafts, and recently served as Chairman of the Development Committee for the school.

Information about Executive Officers
Gregory L. Davis
Gregory L. Davis (age 53) has served as Executive Vice President, Chief Lending Officer of SmartBank since 2006. He began his career as an examiner for the Tennessee Department of Financial Institutions. In 1998, he started with BankFirst as its Vice President and Commercial Lender. After BankFirst was acquired by BB&T, Mr. Davis served as Senior Vice President and City Executive in Sevier County, Tennessee. He joined SmartBank in 2006, where he currently oversees the commercial, consumer, and SBA lending divisions.

Qualifications and Experience
Leadership: During his career, Mr. Davis has held many leadership roles in the financial services industry, including commercial lending, business development, product sales, and employee development and training.

Industry & Finance: Mr. Davis has had a successful career in the financial industry as both a banker and financial examiner. He also earned the 2002 Sterling Performer Award as BB&T’s East Tennessee Region top commercial lender.

Civic Involvement: Mr. Davis currently serves on the board of directors for the Areawide Development Corporation.

Ronald J. Gorczynski
Ronald J. Gorczynski (age 54) has served as Executive Vice President, Chief Financial Officer of SmartFinancial and SmartBank since 2019. He has over 23 years’ experience in the financial industry, and previously served as the Chief Accounting Officer for the Bank of North Carolina in High Point, North Carolina. While serving in this position, he had extensive involvement with corporate responsibilities, including investor relations and corporate governance.

Qualifications and Experience
Leadership: He plays a key role in providing valuable input on the strategic vision of the bank, as well as oversite of budgeting, forecasting, and analysis. He oversees investor relations, corporate governance and the company’s merger and acquisition strategy.

Industry & Finance: With over 25 years’ experience in the financial industry, he has extensive banking knowledge in various roles and has successfully led a team through a dozen mergers and acquisitions.

Civic Involvement: He is a member of the American Institute of Certified Public Accountants.

Rhett D. Jordan
Rhett D. Jordan (age 49) has served as Executive Vice President, Chief Credit Officer of SmartBank since 2013. Mr. Jordan has over 20 years’ experience in the financial industry, and most recently served as the Senior Vice President, East Tennessee Area Credit Officer for Regions Bank in Knoxville, Tennessee. He joined SmartBank in 2013.

Qualifications and Experience
Leadership: Holding a variety of management and executive roles in the banking industry, Mr. Jordan brings an extensive background in management and finance.

Industry & Finance: With over 20 years’ experience, Mr. Jordan’s wide array of knowledge and experience assist in the overall vision of SmartBank, derived from five years of experience serving as the Chief Credit Officer for Capstone Bank and BankEast.

Civic Involvement: Mr. Jordan is a current member of the Risk Management Association, and a past member of the Association of Financial Professionals and the United Way of East Tennessee Funds Allocation Committee. He has also served on various regional non-profit organization boards and committees.

Gary W. Petty, Jr.
Gary W. Petty, Jr. (age 45) has served as Executive Vice President, Chief Risk Officer of SmartFinancial and SmartBank since 2000. Prior to the 2015 merger, Mr. Petty served Cornerstone Bancshares, Inc. in a variety of positions, including Chief Financial Officer, Chief Operating Officer, and Internal Auditor.

Qualifications and Experience
Leadership: Mr. Petty’s diverse skills in finance, management, business operations, and risk management contribute to his success in his current position with SmartFinancial and SmartBank.

Industry & Finance: With over 20 years’ experience in the financial industry, Mr. Petty has held a variety of roles that lend to his wealth of banking knowledge, including serving on the board of directors of Bright Bridge, a community development financial institution.

Civic Involvement: Mr. Petty is active in his community and involved with a variety of non-profit organizations.

Diane Short
Diane Short (age 71) has served as Executive Vice President, Chief Human Resources Officer since 2013. She has over 25 years’ experience, and previously served as Vice President, Employee Relations, Talent Management & Recruiting at Gaylord Entertainment Corporation in Nashville, Tennessee.

Qualifications and Experience
Leadership: She is a leadership partner with the executive team who develops internal growth strategies, advocates a culture of continuous improvement and operational excellence, and strengthens the business alignment of the HR division of company.

Industry & Finance: With over 25 years’ experience in various industries including finance, retail, hospitality and transportation that have led to her success as a skilled Human Resource professional.

Civic Involvement: She is a member of the Society of Human Resources Management, a graduate of Leadership Sevier, and a past member of the Advisory Board at Trevecca College in Nashville, Tennessee.

Each executive officer of SmartFinancial and SmartBank is elected by the Board and the board of directors of SmartBank, respectively, and holds office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal.
Family Relationships
Mr. Carroll, Jr., the President and Chief Executive Officer of SmartFinancial and SmartBank, is the son of Mr. Carroll, Sr., who is the Vice Chairman of the Boards of Directors of SmartFinancial and SmartBank and Director of Business Development for SmartBank.
Certain Other Related Transactions
Loans to Directors and Executive Officers. SmartFinancial has had, and expects to have in the future, through SmartBank, loans and other banking transactions in the ordinary course of business with its directors (including independent directors) and executive officers, including members of their families or corporations, partnerships or other organizations in which such officers or directors have a controlling interest. These loans are made on substantially the same terms (including interest rates and collateral) as those available at the time for comparable transactions with persons not related to SmartFinancial and did not involve more than the normal risk of collectability or present other unfavorable features. In addition, SmartBank is subject to the provisions of Section 23A of the Federal Reserve Act, which places limits on the amount of loans or extensions of credit to, or investments in, or certain other transactions with, affiliates and on the amount of advances to third parties collateralized by the securities or obligations of affiliates. SmartBank is also subject to the provisions of Section 23B of the Federal Reserve Act which, among other things, prohibits an institution from engaging in certain transactions with certain affiliates unless the transactions are on terms substantially the same, or at least as favorable to such institution or its subsidiaries, as those prevailing at the time for comparable transactions with nonaffiliated companies. The aggregate principal amount of loan exposure outstanding to SmartFinancial’s directors, executive officers, and their respective affiliates was approximately $29.3 million as of December 31, 2019.
Dolly Parton Parkway Lease. On March 20, 2018, SmartBank entered into a fifteen year lease (with four, five year renewal options) with Jacob L. Ogle and Taylor Ogle, the sons of director David A. Ogle, for a bank branch located at 710 Dolly Parton Parkway, Sevierville, Tennessee 37862. This lease subsequently has been assigned by Director Ogle’s sons to a limited liability company, Midnight Pass Holdings, LLC, wholly owned by Director Ogle’s sons. The lease is a triple net lease. The initial annual base rent under lease is $63,000, and the annual base rent gradually increases throughout the initial fifteen year term to $96,000 annually in years eleven through fifteen. During 2019, SmartBank paid a total of $70,000 under the lease for base rent payments. The total amount of base rent to be paid under the lease for the remainder of the initial fifteen year lease term is $1.17 million.
Alcoa Lease. On June 1, 2019, SmartBank entered into a fifteen year lease (with three, five year renewal options) with 1419 Parkway, LLC for a bank branch located at 109 Associates Blvd., Alcoa, Tennessee 37701. 1419 Parkway,

LLC is wholly owned by Jacob L. Ogle and Taylor Ogle, the sons of director David A. Ogle. The lease is a triple net lease. The initial annual base rent under lease is $75,000, and the annual base rent gradually increases throughout the initial fifteen year term to $99,000 annually in years eleven through fifteen. During 2019, SmartBank paid a total of $18,750 under the lease for base rent payments. The total amount of base rent to be paid under the lease for the remainder of the initial fifteen year lease term is $1.29 million.
Policies and Procedures for the Approval of Related Person Transactions. The charter of the Company’s Corporate Governance Committee provides that it must approve all transactions between SmartFinancial and related parties, as defined in applicable SEC rules and regulations. In accordance with this responsibility, the Corporate Governance Committee on a timely basis reviews and, if appropriate, approves all related party transactions. At any time which an executive officer, director or nominee for director becomes aware of any contemplated or existing transaction that, in that person’s judgment, may be a related party transaction, such person is expected to notify the chairperson of the Corporate Governance Committee of the transaction. Generally, the chairperson of the Corporate Governance Committee reviews any reported transaction and may consult with outside legal counsel regarding whether the transaction is, in fact, a related party transaction requiring approval by the Corporate Governance Committee. If the transaction is considered to be a related party transaction, then the Corporate Governance Committee will review the transaction and, in deciding whether to approve the transaction, will consider the factors it deems appropriate under the circumstances, including, but not limited to, the following:
•	The approximate dollar amount involved in the transaction, including the amount payable by or to the related person;
•	The nature of the interest of the related person in the transaction;
•	Whether the transaction may involve a conflict of interest;
•
Whether the transaction involves the provision of goods or services to the Company that are available from unaffiliated third parties and, if so, whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances; and

•	The purpose of the transaction and any potential benefits to the Company.
In addition to the Corporate Governance Committee’s written responsibility, as mandated by the Corporate Governance Committee’s charter, to approve related party transactions, the Company also has other written policies and procedures for approving and monitoring related third party transactions. The Corporate Governance Committee will notify the Audit Committee of the related party transaction for disclosure reporting purposes.
OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE NOMINEES NAMED ABOVE.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information known to the Company with respect to beneficial ownership of the Company’s common stock as of March 30, 2020, for (i) each person (if any) who beneficially owns more than 5.0% of the Company’s common stock, (ii) each director and nominee for director, (iii) the Company’s named executive officers, and (iv) all Company directors and executive officers as a group.
Name	Number of Shares of Common Stock Directly or Indirectly Owned	Right to Acquire(3)	Total Number of Shares of Common Stock Beneficially Owned	Percentage of Class of Shares Beneficially Owned as of March 30, 2020(4)
Directors and Named Executive Officers:(1)(2)
Victor L. Barrett	173,000		173,000	1.14%
Monique P. Berke	10,012	1,025	11,037	*
Billy Carroll, Jr.	129,266		129,266	*
Bill Carroll, Sr.	29,468		29,468	*
Ronald Gorczynski	5,500		5,500	*
Clifton N. Miller	110,788		110,788	*
Ted C. Miller	128,458		128,458	*
David A. Ogle	218,219		218,219	1.43%
Ottis H. Phillips, Jr.	58,326		58,326	*
Steven B. Tucker	61,950		61,950	*
Wesley M. Welborn	109,653	7,275	116,928	*
Keith E. Whaley, O.D.	79,742		79,742	*
J. Beau Wicks	41,364	2,266	43,630	*
Geoffrey A. Wolpert	194,682		194,682	1.28%
All directors and executive officers as a group (14 persons)	1,350,428	10,566	1,360,994	8.94%
*	Less than 1%
(1)
Each person is the record owner of and has voting and investment power with respect to his or her shares. The address for each person listed is c/o SmartFinancial, Inc., 5401 Kingston Pike, Suite 600, Knoxville, Tennessee 37919.

(2)
As of March 30, 2020, the following individuals have pledged the following amounts of shares of SmartFinancial common stock that they beneficially own to secure lines of credit or other indebtedness: Mr. Carroll, Jr.: 15,750 shares; Mr. Clifton Miller: 9,000 shares; and Mr. Ogle: 39,150 shares.

(3)	Includes shares that may be acquired by exercising stock options that are exercisable within 60 days of March 30, 2020.
(4)
For each individual, this percentage is determined by assuming the named person exercises all stock options which he or she has the right to exercise within 60 days of March 30, 2020, but that no other persons exercise any stock options. For the directors and executive officers as a group, the percentage is determined by assuming that each director or executive officer exercises all stock options which he or she has the right to exercise within 60 days of March 30, 2020, but that no other persons exercise any stock options. The calculations are based on 15,226,514 shares of SmartFinancial common stock outstanding on March 30, 2020, inclusive of 63,900 unvested shares of restricted stock.

CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS
Our business is managed by our employees under the direction and oversight of the Board of Directors. Members of the Board of Directors are kept informed of SmartFinancial’s business through discussions with management, materials provided to them by management, and their participation in meetings of the Board of Directors and in Board committee meetings.
Board Composition and Director Independence
The Board of Directors has determined that each of its members is independent as defined in Nasdaq’s listing rules, with the exception of the following directors, which the Board has determined are not independent: Mr. Carroll, Jr., Mr. Carroll, Sr., and Mr. Welborn. In determining the independence of directors, the Board considered the responses to our annual director and officer questionnaires which indicated no conflicting transactions other than banking transactions with SmartBank and with respect to director Mr. Ogle’s two related party leases. See “Certain other Related Transactions” above.
The Board of Directors has four standing committees: the Audit Committee, the Nominating Committee, the Corporate Governance Committee, and the Human Resources and Compensation Committee. The Board limits membership on these committees to independent directors as defined by Nasdaq’s listing standards and the rules and regulations of the SEC. The standing committees advise the Board on policy origination and plan administrative strategy and assure policy compliance through management reporting from areas under their supervision. The duties of these committees and the qualifications of the independent directors are described below.
Board Leadership Structure
Currently, Mr. Welborn serves as the Chairman of the Board, Mr. Carroll, Sr. serves as Vice Chairman of the Board, and Mr. Carroll, Jr. serves as our President and Chief Executive Officer. Mr. Ogle has been appointed by the Board to serve as the lead independent director. The lead independent director provides leadership to and reports to the Board of Directors focused on enhancing effective corporate governance, provides a source of Board leadership complementary to, collaborative with and independent of the leadership of the chairman and chief executive officer, and promotes best practices and high standards of corporate governance.
Risk Oversight
Oversight of risk management is a central focus of the Board and its committees. The full Board regularly receives reports both from committees and from management with respect to the various risks facing the Company, and oversees planning and responding to them as appropriate. The Audit Committee currently has primary responsibility for oversight of financial risk and for oversight of the Company’s risk management processes, including those relating to litigation and regulatory compliance. Under its charter, the Audit Committee is required to discuss the Company’s risk assessment and risk management policies and to inquire about any significant risks and exposures and the steps taken to monitor and minimize such risks. The Human Resource and Compensation Committee is chiefly responsible for compensation-related risks. Under its charter, the Human Resource and Compensation Committee must discuss and review the key business and other risks the Company faces and the relationship of those risks to certain compensation arrangements. Each of these committees receives regular reports from management concerning areas of risk for which the committee has oversight responsibility.
Code of Ethics and Business Conduct
The Company has adopted a Code of Ethics and Business Conduct (the “Code of Ethics”), which contains provisions consistent with the SEC’s description of a code of ethics, which applies to its directors, officers and employees, including its principal executive officer, principal financial officer, principal accounting officer, controller, and persons performing similar functions. The purpose of the Code of Ethics is, among other things, to provide written standards that are reasonably designed to deter wrongdoing and to: (1) promote honest and ethical conduct; (2) provide full, fair, accurate, timely and understandable disclosure in reports and documents that SmartFinancial files with the SEC and other public communications by SmartFinancial; (3) assure compliance with applicable governmental laws, rules and regulations; (4) require prompt reporting of any violations of the Code of Ethics; and (5) establish accountability for adherence to the Code of Ethics. Each director is required to read and certify annually that he or she has read, understands and will comply with the Code of Ethics. The Company’s Code of Ethics is available on SmartFinancial’s website at www.smartfinancialinc.com in the Investors area.

Meetings of the Board of Directors and Committees; Committee Appointments
During 2019, the Board held nine meetings. All directors attended at least 75% of the total number of meetings of the Board and of the Board committees on which they served. The Company does not have a formal policy regarding director attendance at annual shareholders’ meetings, and four of our directors were present at the 2019 annual meeting of our shareholders. Each director is encouraged and expected to attend this year’s Annual Meeting.
Audit Committee
The Audit Committee selects and engages SmartFinancial’s independent registered public accounting firm each year. In accordance with its charter, the Audit Committee, among other things, reviews SmartFinancial’s financial statements, the results of internal auditing, financial reporting procedures, and reports of regulatory authorities, and it regularly reports to the Board with respect to all significant matters presented at meetings of the Audit Committee.
The Board has adopted a charter for the Audit Committee, a copy of which is available on our website at www.smartfinancialinc.com in the Investors area. The Audit Committee is comprised of six non-employee directors: Mr. Barrett, who serves as chair of the Audit Committee, Mrs. Berke, Mr. Ted Miller, Mr. Tucker, Dr. Whaley, and Mr. Wolpert each of whom is “independent” as defined by Nasdaq’s listing rules. Members of the Audit committee shall be considered “independent” so long as they meet the applicable requirements set forth under the Nasdaq’s Listing Rules and as required by the rules and regulations of the SEC, including Rule 10A-3 promulgated under the Exchange Act.
The Board of Directors has determined that the Audit Committee chair, Mr. Barrett, and Audit Committee member, Mr. Tucker, each meets the SEC criteria for an “Audit Committee financial expert.” The Board of Directors believes that each of the current members of the Audit Committee has education and/or employment experience that provides him or her with appropriate financial sophistication to serve on the Audit Committee. In 2019, the Audit Committee met eight times. In addition to these full meetings, the Audit Committee reviews and approves for issuance or filing the Company’s earnings releases and periodic reports to be filed with the SEC and it usually meets by telephone conference to discuss those documents.
Nominating Committee
The Nominating Committee is responsible for: assisting, advising and making recommendations to the Board on the identification, selection, and recommendation of qualified individuals to become Board members; selecting and recommending that the Board approve the director nominees for the annual meeting of shareholders; developing and recommending a Board committee structure and recommending the membership and chairs of committees; overseeing the evaluations of the Board; and overseeing the succession planning for the chief executive officer. The Board has adopted a charter for the Nominating Committee, a copy of which can be viewed on our website at www.smartfinancialinc.com in the Investors area.
The Nominating Committee identifies nominees for the Board by first evaluating the current Board members willing to continue serving as directors. Current Board members with skills and experience that are relevant to our business and who are willing to continue their service are first considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining new skills, backgrounds and perspective, in light of our developing needs. If a vacancy exists, the Nominating Committee solicits suggestions for director candidates from a number of sources, which can include other Board members, management, and individuals personally known to members of the Board.
Pursuant to our guidelines for selecting potential new Board members, in selecting and evaluating persons to recommend to the Board as nominees for director, the Nominating Committee strives to select persons who have high integrity and relevant experience and who bring a diverse set of appropriate skills and backgrounds to the Board. In this regard, although the Company does not have a formal policy regarding diversity, the Nominating Committee also gives consideration to matching the geographic base of candidates with the geographic coverage of the Company, and to diversity on the Board that reflects the communities that we serve. The Nominating Committee will also take into account whether a candidate satisfies the criteria for “independence” under Nasdaq’s listing standards. These factors are subject to change from time to time.
The Nominating Committee also evaluates candidates for nomination to the Board who are recommended by shareholders. Shareholders who wish to recommend individuals for consideration by the Nominating Committee to become nominees for election to the Board may do so by submitting a written recommendation to SmartFinancial’s secretary at its executive offices. Submissions must include certain information relating to such person that would indicate such person’s qualification to serve on the Board, including that information set forth in our bylaws and such other information relating to such person that is required to be disclosed in connection with solicitations of proxies for the election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Nominating Committee will consider recommendations received by a date not later than 120 days before the anniversary date of the mailing of our proxy materials in connection with the prior year’s annual meeting of shareholders for nomination at the next annual meeting. The Nominating Committee will consider nominations received beyond that date at the annual meeting subsequent to the next annual meeting.
There is no difference in the manner in which the Nominating Committee evaluates candidates for membership on the Board based on whether such candidate is recommended by a shareholder, the Nominating Committee, a director or by any other source. No submission for Board nominees by a shareholder was received by the Company with respect to the Annual Meeting.
The Nominating Committee is comprised of Mr. Ogle, who serves as chair of the committee, Mr. Barrett and Mr. Wolpert. Each member of the Nominating Committee is independent, as determined under the definition of independence set forth in Nasdaq’s listing rules. During 2019, the Nominating Committee met three times.
Corporate Governance Committee
The Corporate Governance Committee is responsible for: assisting, advising and making recommendations to the Board on corporate governance matters, including the drafting, reviewing, and adoption of corporate governance guidelines and procedures, and overseeing adherence to corporate governance policies, and recommending to the Board appropriate responses to any violations of the corporate governance guidelines. The Corporate Governance Committee is in charge of conducting an annual review of the Board and of each committee in order to identify any potential functional improvements and ensure compliance with corporate governance policies. The Board has adopted a charter for the Corporate Governance Committee, a copy of which can be viewed on our website at www.smartfinancialinc.com in the Investors area.
The Corporate Governance Committee is comprised of Mrs. Berke, who serves as chair of the Corporate Governance Committee, Mr. Clifton Miller, Mr. Ted Miller, Dr. Whaley, Mr. Wicks and Mr. Wolpert. Each member of the Corporate Governance Committee is independent, as determined under the definition of independence set forth in Nasdaq’s listing rules and the rules and regulations of the SEC. During 2019, the Corporate Governance Committee met four times.
Human Resources and Compensation Committee
The Human Resources and Compensation Committee assists, advises and makes recommendations to the Board on executive and director compensation matters, including evaluating and recommending to the Board compensation and benefit plans for executives and directors of SmartFinancial, as well as evaluating the performance of SmartFinancial’s executives. The Human Resources and Compensation Committee also has been delegated responsibility for making certain compensation decisions relating to SmartFinancial’s executives and under SmartFinancial’s equity compensation plans. The Human Resources and Compensation Committee solicits the recommendation of our chairman and our chief executive officer and president with respect to compensation determinations concerning the other executive officers of SmartFinancial, but does not delegate its authority with respect to compensation matters to any other person. The Human Resources and Compensation Committee also reviews all human resources policies and ensures that the personnel needs of SmartFinancial are being met.
During 2019, the Human Resources and Compensation Committee engaged Pearl Meyer as its independent compensation consultant to review the Company’s executive compensation program for 2019. Pearl Meyer periodically attended the Compensation Committee’s meetings, including executive sessions, and provided information and advice independent of management and, at the direction of the Human Resources and Compensation Committee Chairman, assisted management with various activities that support the Company’s executive compensation program. Pearl Meyer did not provide any services to the Company other than the executive compensation-related services described in the previous sentence. The Human Resources and Compensation Committee considered the independence of Pearl Meyer in light of the SEC rules and Nasdaq listing standards and concluded that the work of Pearly Meyer did not raise any conflicts of interest.

The Board has adopted a charter for the Human Resources and Compensation Committee, a copy of which can be viewed on our website at www.smartfinancialinc.com in the Investors area. The Human Resources and Compensation Committee reviews that charter on an annual basis. The Human Resources and Compensation Committee is comprised of Mr. Ogle, who serves as chair of the Human Resources and Compensation Committee, Mr. Barrett, Mrs. Berke, and Mr. Wolpert. Each member of the Human Resources and Compensation Committee is independent, as determined under the definition of independence set forth in Nasdaq’s listing rules and the rules and regulations of the SEC. During 2019, the Human Resources and Compensation Committee met four times.
Shareholder Communications with Board of Directors
Shareholders are encouraged to communicate with members of our Board of Directors either in person or in writing at any time. Communications are not screened, and written communications are passed on to the Board of Directors for its review and consideration. Written communications should be sent to SmartFinancial, Inc., Attention: Chairman, Audit Committee, 5401 Kingston Pike, Suite 600, Knoxville, Tennessee 37919.

COMPENSATION OF NAMED EXECUTIVE OFFICERS AND DIRECTORS
Summary Compensation Table and Narrative for Fiscal Year 2019
The following table shows the compensation SmartFinancial paid for the years ended December 31, 2019 and 2018 to (i) its chief executive officer during the fiscal year ended December 31, 2019, and (ii) its two most highly compensated executive officers (other than its chief executive officer) serving as executive officers at December, 31, 2019, who earned over $100,000 for the fiscal year ended December 31, 2019 (collectively, the “Named Executive Officers”).
Name and principal position	Year	Salary ($)	Bonus ($)	Stock awards ($)(2)	Option awards ($)	Non-equity incentive plan compensation ($)	Non-qualified deferred compensation earnings ($)	All other compensation ($)(3)	Total ($)
Billy Carroll, Jr., President and Chief Executive Officer	2019	457,107	150,000	117,780	—	—	—	59,044	783,931
	2018	379,920	100,000	43,220	—	—	—	89,031	612,171

Wesley M. (“Miller”) Welborn, Chairman	2019	302,640	103,500	79,728	—	—	—	54,246	540,114
	2018	248,978	75,000	—	—	—	—	80,804	404,782

Ronald J. Gorczynski(1), Chief Financial Officer	2019	251,135	70,000	45,300	—	—	—	37,781	404,216
	2018	—	—	—	—	—	—	—	—
(1)
Mr. Gorczynski was appointed as Chief Financial Officer on May 3, 2019. He previously served as the company's Chief Administrative Officer. Mr. Gorczynski was not a named executive officer prior to 2019.

(2)	Amounts in this column reflect the aggregate grant date fair value of restricted stock awards in 2019 and 2018.
(3)	Other compensation amounts are detailed below:
2019	Billy Carroll, Jr.	Miller Wellborn	Ronald Gorczynski
401K Match	$11,200	$11,200	$3,025
Director Fees Earned or Paid in Cash	—	—	—
Auto Allowance	6,357	—	6,000
Club Membership	25,000	25,000	—
Medical	15,491	15,491	12,682
Other Benefits(1)	997	2,555	16,075
	$59,044	$54,246	$37,781
(1)	Other Benefits for Mr. Gorczynski includes $15,385 relating to relocation expenses.
Group benefit package – All SmartFinancial and SmartBank associates, including the Named Executive Officers, participate in our group benefit package, which includes customary medical and dental benefits, group life insurance, group disability, healthcare and dependent care reimbursement plans, and a 401k plan. Associates, including the Named Executive Officers, are also provided a set number of days of paid time off each year, with the number of days of paid time off varying by associate. We do not provide sick leave for any associate, including the Named Executives Officers. Additionally, associates, including Named Executive Officers, are not permitted to carry over unused paid time off into a subsequent fiscal year.

Outstanding Equity Awards at 2019 Fiscal Year-End
The following table shows the number of shares covered by both exercisable and non-exercisable options held by the Named Executive Officers, as well as the related exercise prices and expiration dates, and outstanding shares of restricted stock. Options and restricted shares are granted pursuant to one of SmartFinancial’s stock plans.
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Billy Carroll, Jr., President and Chief Executive Officer	—	—	—	—	—	10,000	236,500	—	—
	—	—	—	—	—	2,000	47,300	—	—
	—	—	—	—	—	6,500	153,725	—	—

Wesley M. Welborn, Chairman	2,500	—	—	6.60	03/12/2022	4,400	104,060	—	—
	1,250	—	—	9.48	03/12/2023	7,500	177,375	—	—
	2,500	—	—	9.60	03/01/2024	—	—	—	—
	1,025	—	—	15.05	09/30/2025	—	—	—	—

Ronald Gorczynski Chief Financial Officer	—	—	—	—	—	2,500	59,125	—	—
(1)
Reflects outstanding restricted shares. Generally, Mr. Carroll, Jr.’s 10,000 shares vest on August 4, 2022; 2,000 shares vest on January 25, 2023; and 6,500 shares vest on January 24, 2024. Mr. Welborn’s 7,500 shares vest on August 4, 2022 and 4,400 shares vest on January 24, 2024. Mr. Gorczynski’s 2,500 shares vest on January 24, 2024. However, each Named Executive Officer’s shares vest pro rata on an accelerated basis upon his death or disability and may, at the discretion of the Company’s Board of Directors, fully vest upon a change in control.

(2)	Based on the closing price of SmartFinancial common stock on December 31, 2019, the last trading day of our fiscal year ($23.65).
2019 Employment Arrangements
Mr. Carroll. During 2019, Mr. Carroll, Jr. was party to an employment agreement with SmartFinancial, dated February 1, 2015. Mr. Carroll’s prior employment agreement contained provisions for an annual base salary, the opportunity to achieve incentive compensation and annual bonus, and certain other provisions, as described below. This prior employment agreement was replaced by a new employment agreement entered into in March 2020, the terms of which are described below under “2020 Change-in-Control and Employment Agreements”.
Compensation. Under Mr. Carroll’s prior employment agreement, which was reviewed by the Human Resources and Compensation Committee at least annually, Mr. Carroll’s base salary for 2019 was $450,000. In addition to salary, Mr. Carroll was eligible for incentive compensation and an annual bonus and was eligible to receive a cellular phone allowance, business and professional education expenses, paid vacation, and any other benefits, including, without limitation, retirement plan and health, dental, life, and disability insurance benefits, as may be available from time to time to similarly situated employees of the Company. Additionally, Mr. Carroll, Jr. had use of a bank-owned automobile and receives an annual allowance for a club membership. The Human Resources and Compensation Committee granted Mr. Carroll’s 2019 bonus based upon the Board’s subjective review of Mr. Carroll’s job performance and the performance of the Company as a whole.
Term. Mr. Carroll’s employment agreement provided for an initial term of three years, which ended February 1, 2018. However, the employment agreement automatically renewed thereafter for additional, successive one-year terms unless one party gives the other party written notice of its intent to terminate the agreement as of the end of the then-current renewal term at least 60 days prior to the end of the then-current renewal term.

Severance Pay. Mr. Carroll’s employment agreement provided that, if the Company terminated the agreement without cause or if Mr. Carroll terminated the agreement for cause, then Mr. Carroll would be entitled to one times the his then-current annual base salary and, for a period of up to 12 months following such termination, the Company would reimburse Mr. Carroll for the reasonable cost of health insurance premium payments, subject to certain conditions. If the Company terminated Mr. Carroll’s prior employment agreement with cause or if Mr. Carroll terminated the agreement without good reason, then the officer will not be entitled to any post-termination compensation or benefits.
Restrictive Covenants. The employment agreement for Mr. Carroll contained a provision restricting his ability to compete, either directly or indirectly, with SmartFinancial or SmartBank within a 75-mile radius of any banking office maintained by either entity during the period of his employment and, following the termination of his employment, during the period (if any) during which Mr. Carroll was entitled to receive severance benefits. The prior employment agreement also contained provisions restricting Mr. Carroll’s ability to solicit customers or employees of SmartFinancial and/or SmartBank during the period of his employment and for a period of 12 months after the termination of his employment, or to make any untruthful statement that could reasonably be perceived to disparage SmartFinancial and/or SmartBank during the period of his employment and for a period of two years thereafter.
Severance on Change of Control. Mr. Carroll’s employment agreement provides that, if within 12 months following any change of control, the officer’s employment is terminated by the Company (or its successor), without cause or by Mr. Carroll for cause, then Mr. Carroll would receive a severance payment equal to two times the his annual base in one lump sum payment. Additionally, the Company (or its successor) is required to reimburse Mr. Carroll for the reasonable cost of health insurance premium payments, subject to certain conditions.
Messrs. Welborn and Gorczynski. During 2019, the Company was not party to an employment agreement or any other similar arrangement with either of Mr. Welborn or Mr. Gorczynski. Messrs. Welborn’s and Gorczynski’s base salaries for 2019 were $300,000 and $250,000, respectively. Each of Mr. Welborn and Mr. Gorczynski were eligible to earn a bonus based on a percentage of his base salary. The Human Resources and Compensation Committee determined Messrs. Welborn’s and Gorczynski’s 2019 bonuses based upon the Board’s subjective review of each executive’s individual job performance and the performance of the Company as a whole.
2020 Change-in-Control and Employment Agreements
Mr. Carroll. On March 9, 2020, the Company entered into an employment agreement with Mr. Carroll containing provisions for an annual base salary, the opportunity to achieve incentive compensation and annual bonus, and certain other provisions, as described below.
Compensation. Pursuant to Mr. Carroll’s employment agreement, Mr. Carroll will earn a base salary of $470,000, subject to annual review by the Company’s Board of Directors, and will be eligible to earn an annual cash bonus based on achievement of performance measures established by the Board of Directors, and will be eligible for retirement and health and welfare benefits available to employees of the Company generally. In addition, Mr. Carroll will be provided with a Company-owned automobile and will be provided an annual allowance for a club membership.
Term. Mr. Carroll’s employment agreement has an initial term of two years, and thereafter will automatically renew for additional one-year terms, unless either party gives the other party written notice of non-renewal at least 60 days prior to the end of the then-current term.
Severance Pay. In the event that Mr. Carroll’s employment is terminated by the Company without “cause” or by the Mr. Carroll for “good reason”, Mr. Carroll would be entitled to receive a severance payment equal to one times his base salary, payable over 12 months following his termination, plus payment of COBRA health insurance premiums for 12 months following his termination.
Restrictive Covenants. To receive severance benefits under his employment agreement, Mr. Carroll must enter into a separation agreement with the Company containing a full release of claims and covenant not to sue, and comply with certain restrictive covenants, including non-competition and non-solicitation of customers and employees for a period of one year following termination of employment.

Severance on Change of Control. In the event Mr. Carroll’s employment is terminated by the Company without cause or by Mr. Carroll for good reason within 18 months following a change in control of the Company, Mr. Carroll’s employment agreement would entitle him to receive a severance payment equal to 2.99 times the sum of his base salary and the average of the two most recent annual cash bonuses paid to him prior to his termination, payable in a lump sum, plus payment of COBRA health insurance premiums for 18 months following his termination.
Mr. Gorczynski. On March 9, 2020, the Company entered into an employment agreement with Mr. Gorczynski containing provisions for an annual base salary, the opportunity to achieve incentive compensation and annual bonus, and certain other provisions, as described below.
Compensation. Pursuant to Mr. Gorczynski’s employment agreement, Mr. Gorczynski will earn a base salary of $257,500, subject to annual review by the Company’s Board of Directors, and will be eligible to earn an annual cash bonus based on achievement of performance measures established by the Board of Directors, and will be eligible for retirement and health and welfare benefits available to employees of the Company generally. In addition, Mr. Gorczynski will receive an automobile allowance of $750 per month.
Term. Mr. Gorczynski’s employment agreement has an initial term of two years, and thereafter will automatically renew for additional one-year terms, unless either party gives the other party written notice of non-renewal at least 60 days prior to the end of the then-current term.
Severance Pay. In the event that Mr. Gorczynski’s employment is terminated by the Company without cause or by the Mr. Gorczynski for good reason, Mr. Gorczynski would be entitled to receive a severance payment equal to one times his base salary, payable over 12 months following his termination, plus payment of COBRA health insurance premiums for 12 months following his termination.
Restrictive Covenants. To receive severance benefits under his employment agreement, Mr. Gorczynski must enter into a separation agreement with the Company containing a full release of claims and covenant not to sue, and comply with certain restrictive covenants, including non-competition and non-solicitation of customers and employees for a period of one year following termination of employment.
Severance on Change of Control. In the event Mr. Gorczynski’s employment is terminated by the Company without “cause” or by Mr. Gorczynski for “good reason” within 18 months following a “change in control” of the Company, Mr. Gorczynski would be entitled to receive a severance payment equal to 2 times the sum of his base salary and the average of the two most recent annual cash bonuses paid to him prior to his termination, payable in a lump sum, plus payment of COBRA health insurance premiums for 18 months following his termination.
Mr. Welborn. On March 9, 2020, SmartFinancial entered into an Executive Change in Control Agreement with Mr. Welborn.
Change-in-Control Agreement. The Executive Change in Control Agreement provides that if a change in control of the Company occurs and immediately following the change in control, Mr. Welborn will not be employed by, serve on the board of directors of, or be compensated for services rendered in any capacity by the Company or any successor or affiliate of the Company, then the Company (or its successor) will pay to Mr. Welborn a lump sum amount within 60 days following the change in control equal to two times the sum of his base salary immediately prior to the change in control and the average of the two most recent annual cash bonuses paid to him prior to the change in control.
To receive severance benefits under the agreement, Mr. Welborn must enter into a separation agreement with the Company containing a full release of claims and covenant not to sue, and comply with certain restrictive covenants, including non-competition and non-solicitation of customers and employees for a period of one year following his termination of employment.
2019 Director Compensation
In 2019, members of the SmartBank and SmartFinancial boards of directors were each paid $2,000 per month. Committee chairs each received $1,500 per committee meeting, and committee members each received $750 per meeting. In addition, each independent director was granted 500 shares of restricted stock on January 24, 2019, which shares will, subject to the terms of the applicable grant agreements, vest on January 1, 2020.

The following is a summary of the compensation paid to SmartFinancial directors for 2019, and includes fees received as directors of SmartBank, as the case may be. Mr. Carroll, Jr., and Mr. Welborn are not included in the table below, as neither received compensation or fees as a director.
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Total ($)
Victor L. Barrett	69,750	9,060	78,810
Monique P. Berke	57,000	9,060	66,060
Bill Carroll, Sr(1)	343,318	9,060	352,378
Clifton N. Miller	48,000	9,060	57,060
Ted C. Miller	60,000	9,060	69,060
David A. Ogle	58,500	9,060	67,560
Steven B. Tucker	51,000	9,060	60,060
Keith E. Whaley, O.D.	54,000	9,060	63,060
J. Beau Wicks	54,000	9,060	63,060
Geoffrey A. Wolpert	54,750	9,060	63,810
(1)	Includes $307,318 of salary and bonus from SmartBank as Director of Business Development.
(2)	Reflects the grant date fair value of shares of restricted stock granted pursuant to the SmartFinancial 2015 Stock Incentive Plan, determined in accordance with FASB ASC Topic 718.
2020 Director Compensation
The monthly and per meeting fees to be paid to Board members in 2020 will be the same as that detailed above for 2019, subject to adjustment as the Board sees fit in conjunction with the advice and recommendation of the Human Resources and Compensation Committee. There has been no change in 2020 Board fees as of the date of this proxy statement. In addition, each independent director was granted 500 shares of restricted stock on January 23, 2020, which shares will, subject to the terms of the applicable grant agreements, vest on January 1, 2021.
Prohibitions on Hedging
The Company believes it is improper and inappropriate for any Company personnel to engage in short-term or speculative transactions involving the Company’s stock, and it is the Company’s policy that any investing done by Company personnel in Company securities be on a “buy and hold” basis. The Company prohibits all directors and executive officers from engaging in speculative trading and hedging shares of Company securities. This includes prohibitions against short-selling Company securities and transactions in any derivative of Company securities, including buying and writing options. Additionally, the Company’s Insider Trading Policy prohibits trading for directors, officers and certain employees during designated blackout periods and requires approval by the Company’s Compliance Officer prior to any trade.

AUDIT COMMITTEE REPORT
The Audit Committee of the Board of Directors oversees the accounting and financial reporting processes of the Company, the audits of the Company’s financial statements, the qualifications of the public accounting firm engaged as the Company’s independent auditor and the performance of the Company’s internal and independent auditors. The Audit Committee’s function is more fully described in its Board approved charter, available on our website: www.smartfinancialinc.com in the Investors area. The Audit Committee reviews that charter on an annual basis. The Board annually reviews the Nasdaq listing standards’ definition of “independence” for Audit Committee members and applicable SEC rules related to Audit Committee member independence and has determined that each member of the Audit Committee meets those standards.
Management is responsible for the preparation, presentation and integrity of the Company’s financial statements. Management must adopt accounting and financial reporting principles, internal controls and procedures that are designed to ensure compliance with accounting standards, applicable laws and applicable regulations. The Audit Committee met with management regularly during the year to consider the adequacy of the Company’s internal controls and the objectivity of its financial reporting. The Audit Committee discussed these matters with the Company’s independent auditors and with appropriate Company financial personnel and internal auditors. The Audit Committee also discussed with the Company’s senior management and independent auditors the process used for certifications by the Company’s Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer, which are required for certain of the Company’s filings with the SEC.
The Audit Committee is responsible for hiring and overseeing the performance of the Company’s independent registered public accounting firm. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America, and expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Dixon Hughes Goodman LLP (“DHG”) has served as the independent registered public accounting firm for the Company since 2018. In accordance with Nasdaq Rule 5605, DHG is registered as a public accounting firm with the Public Company Accounting Oversight Board (“PCAOB”).
The Audit Committee reviewed and discussed the audited financial statements for the fiscal year ending December 31, 2019 with management. The Audit Committee also met separately with both management and DHG to discuss and review those financial statements and reports prior to issuance. Management has represented, and DHG has confirmed to the Audit Committee, that the financial statements were prepared in accordance with generally accepted accounting principles.
The Audit Committee has discussed with DHG the applicable matters required to be discussed by the Securities and Exchange Commission and the PCAOB.
The Audit Committee received from and discussed with DHG the matters required to be discussed by Auditing Standard No. 16 (Communications with Audit Committees), as amended and as adopted by the PCAOB in Rule 3200T. The Audit Committee has received the written disclosure and letter from DHG required by applicable requirements of the PCAOB regarding independence and has discussed with DHG the auditor’s independence.
Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of directors that the Company’s audited financial statements be included in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2019.
Submitted by the Audit Committee:
Victor L. Barrett, chair
Monique P. Berke
Ted C. Miller
Steven B. Tucker
Keith E. Whaley O.D.
Geoffrey A. Wolpert

PROPOSAL NUMBER TWO
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board has appointed Dixon Hughes Goodman LLP (“DHG”) to serve as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2020. DHG served as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal years ending December 31, 2019 and 2018. There are no affiliations between SmartFinancial and DHG or its partners, associates, or employees, other than those which pertain to the engagement of DHG as independent auditors for the Company and for certain permitted consulting services. Representatives of DHG are expected to be in virtual attendance at the Annual Meeting and will be afforded the opportunity to make a statement. The representatives will also be available to respond to questions. The Audit Committee recommends that shareholders vote in favor of ratification of such appointment.
Shareholder approval of the selection of DHG as our independent auditors is not required by law, by our bylaws, or otherwise. The Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment and compensation of the independent auditor and for oversight of the audit work. The Audit Committee will consider the results of the shareholder vote on this proposal and, in the event of a negative vote, will reconsider its selection of DHG, but is not bound by the shareholder vote.
Even if the DHG appointment is ratified by the Company’s shareholders, the Audit Committee may, in its discretion, appoint a new independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company and its shareholders.
This Proposal Number Two gives you as a shareholder the opportunity to ratify the selection of DHG as the independent registered public accounting firm of the Company through the following resolution:
RESOLVED, that the shareholders of SmartFinancial, Inc. approve and ratify the selection of Dixon Hughes Goodman LLP as the independent registered public accounting firm of SmartFinancial, Inc. for its fiscal year ending December 31, 2020.

The following table presents the aggregate fees billed to SmartFinancial for professional services rendered by DHG for the fiscal years ended December 31, 2019 and 2018:
Services	2019	2018
Audit Fees(1)	$268,000	$290,000
Audit Related Fees(2)	26,000	25,000
Tax Fees	—	—
All Other Fees	—	—
Total	$294,000	$315,000
(1)
Includes fees related to the Company’s annual independent audit, quarterly reviews and reports on internal control over financial reporting. Fees also include fees for services in conjunction with our acquisitions.

(2)	Fees for other statutory filings and related audits.
The charter of the Audit Committee provides that the duties and responsibilities of the Audit Committee include the pre-approval of all services that may be provided to SmartFinancial by independent registered public accounting firms whether or not related to the audit. In fiscal years 2019 and 2018, the fees described above were approved by the Audit Committee.
This proposal will be approved if the number of shares of common stock present at the annual meeting, in person, or represented by proxy and entitled to vote on this proposal vote “for” the matter exceed the number of shares of common stock that vote “against” the matter. Abstentions and broker non-votes will not affect the outcome of the vote on this proposal.
OUR BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF DIXON HUGHES GOODMAN LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR OUR FISCAL YEAR ENDING DECEMBER 31, 2020.

OTHER MATTERS
We know of no other matters to be submitted to our shareholders at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent in accordance with their judgment. Discretionary authority with respect to such matters is granted by execution of the enclosed proxy.
DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS
FOR 2021 ANNUAL MEETING
Shareholders who, in accordance with SEC Rule 14a-8, wish to present proposals for inclusion in our proxy statement and form of proxy for our 2021 annual meeting must submit their proposals so that they are received by us at our principal executive offices, addressed to our Corporate Secretary, no later than December 18, 2020. Shareholder proposals not submitted for inclusion in next year’s proxy statement and form of proxy, but instead sought to be presented directly at our 2021 annual meeting of shareholders, may be brought before the annual meeting generally so long as we receive notice of the proposal, addressed to our Corporate Secretary, at our principal executive offices, not more than 120 days or less than 90 days prior to the one year anniversary of our 2020 annual meeting of shareholders (i.e., between January 28, 2021 and February 27, 2021) and the proposal otherwise complies with the Company’s bylaws.
ANNUAL REPORT
A copy of our annual report for our fiscal year ended December 31, 2019 is being made available concurrently with this proxy statement to all shareholders entitled to notice of and to vote at the Annual Meeting. The annual report is not incorporated into this proxy statement and is not considered proxy solicitation material.
FORM 10-K
We filed an annual report on Form 10-K with the SEC on March 12, 2020. Shareholders may obtain a copy of our annual report, including any amendments thereto, without charge, by writing to our Corporate Secretary at our principal executive offices, located at 5401 Kingston Pike, Suite 600, Knoxville, Tennessee 37919.

SmartFinancial, Inc.

SMARTFINANCIAL, INC.
5401 KINGSTON PIKE, SUITE 600
KNOXVLLE, TN 37919

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/27/2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of Directors

Nominees

01 Victor L. Barrett
02 Monique P. Berke
03 William Y. Carroll, Jr.
04 William Y. Carroll, Sr.
05 Ted C. Miller
06 David A. Ogle
07 Ottis Phillips, Jr.
08 Steven B. Tucker
09 Wesley M. Welborn
10 Keith E. Whaley, O.D
11 Geoffrey A. Wolpert

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
2. To ratify the appointment of Dixon Hughes Goodman LLP as the companys independent registered public accountants for the fiscal year ending December 31, 2020.	☐	☐	☐

For address change/comments, mark here. ☐
(see reverse for instructions)

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000459670_1 R1.0.1.18

SmartFinancial, Inc.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com

SMARTFINANCIAL, INC.
Annual Meeting of Shareholders
May 28, 2020 3:00 PM
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) William Y. Carroll, Jr. and Wesley M. (Miller) Welborn, or either of them, as proxy, with the power to appoint a substitute, and hereby authorizes him to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of SMARTFINANCIAL, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 3:00 PM EDT on 5/28/2020 at SmartBank Main Office, 2430 Teaster Lane, Suite 205, Pigeon Forge, TN 37863, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000459670_2 R1.0.1.18